As filed with the Securities and Exchange Commission on January 16, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERIX CORPORATION

(Exact name of Registrant as specified in its charter)

Oregon	93-1135197
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

(503) 716-3700

(Address of principal executive offices)

MERIX CORPORATION 2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Kelly E. Lang

Executive Vice President, Finance and Chief Financial Officer

Merix Corporation

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

(Name and Address of Agent for Service)

(503) 716-3700

(Telephone number, including area code, of agent for service)

Copies to:

Alan Talkington, Esq.

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105

(415) 773-5700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value, under the Merix Corporation 2007 Employee Stock Purchase Plan	750,000 Shares	$2.80505	$2,103,788	$83.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of common stock (hereinafter, the “Common Stock”) of Merix Corporation (the “Registrant”) which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. The Proposed Maximum Offering Price Per Share is estimated to be $2.80505 based on the average of the high sales price $2.9701 and the low sales price $2.64 for the Registrant’s Common Stock as reported by the Nasdaq Global Market on January 10, 2008.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

PART I

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 26, 2007 filed on August 14, 2007 which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant document referred to in (a) above;

(c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on April 6, 1994 (File No. 000-23818) under Section 12(g) of the Exchange Act, and any amendments or reports filed for the purpose of updating such description; and

(c) The description of the Registrant’s Series A preferred stock rights contained in the Registration Statement on Form 8-A filed on October 17, 2007 (File No. 001-33752) under Section 12(b) of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remamaining unsold, shall also be deemed incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

We are an Oregon corporation. Section 60.047 of the Oregon Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty, bad faith, intentional misconduct, knowing violations of law, illegal corporate distributions, or any transaction from which the director receives an improper personal benefit. Article V of our articles of incorporation contains provisions implementing such limitations on a director’s liability to the registrant and its shareholders.

Sections 60.391 through 60.414 of the Oregon Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Article VI of our articles of incorporation provides for indemnification of our directors, officers, employees and agents to the maximum extent permitted by Oregon law.

We may also indemnify our directors and officers against liability they may incur for serving in those capacities pursuant to a liability insurance policy we maintain for this purpose. In addition, we have contractually agreed to indemnify each of our executive officers and directors and certain of our officers for any liability they may incur by reason of the fact that they serve in that capacity, including liability under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Orrick, Herrington & Sutcliffe LP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Merix Corporation 2007 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on January 10, 2008 (File No. 001-33752))

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include therein any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in such prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth herein; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on this 16th day of January, 2008.

MERIX CORPORATION

By:	/s/ Michael D. Burger
Michael D. Burger
Director, President and Chief Executive Office

KNOW BY ALL PERSONS BY THESE PRESENTS:

Each of the undersigned directors of Merix Corporation, an Oregon corporation (the “Company”), hereby constitutes and appoints Michael D. Burger, Kelly E. Lang or Russell S. Pattee, as his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in his or her capacity as a director, to execute a Registration Statement or Registration Statements on Form S-8 under the Securities Act of 1933, as amended, relating to shares of Common Stock that are issuable under the Merix Corporation 2007 Employee Stock Purchase Plan (the “Plan”) and any and all amendments (including post-effective amendments) to such Registration Statements, and to file such Registration Statements and any and all amendments thereto, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes, as he or she might or could do in person, and ratify and confirm all that such attorneys-in-fact or their substitutes may lawfully do or cause to be done by virtue hereof, and hereby consents to such registration of such shares and the issuance thereof pursuant to the terms of the Plan.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael D. Burger Michael D. Burger	Director, President and Chief Executive Officer (Principal Executive Officer)	January 16, 2008

/s/ Kelly E. Lang Kelly E. Lang	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	January 16, 2008

/s/ Russell S. Pattee Russell S. Pattee	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)	January 16, 2008

/s/ Kirby A. Dyess Kirby A. Dyess	Director	January 16, 2008

/s/ Donald D. Jobe Donald D. Jobe	Director	January 16, 2008

/s/ George H. Kerckhove George H. Kerckhove	Director	January 16, 2008

/s/ William W. Lattin Dr. William W. Lattin	Director	January 16, 2008

/s/ William C. McCormick William C. McCormick	Chairman of the Board	January 16, 2008

/s/ Robert C. Strandberg Robert C. Strandberg	Director	January 16, 2008

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Orrick, Herrington & Sutcliffe LP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Merix Corporation 2007 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on January 10, 2008 (File No. 001-33752))